Exhibit 99.2
For More Information Contact:
Carole Herbstreit (414) 438-6882
For Immediate Release
Brady Corporation announces the election of Conrad G. Goodkind to its Board of Directors
MILWAUKEE (September 07, 2007) — Conrad G. Goodkind has been elected to the Brady Corporation (NYSE:BRC) Board of Directors. Goodkind is a partner in the law firm of Quarles & Brady LLP, and has served as corporate secretary of Brady Corporation since 1999.
     Goodkind, 63, joined Quarles & Brady in 1979 and was a member of its Executive Committee from 1983 to 2005. Prior to joining Quarles & Brady, he served as deputy commissioner of securities for the State of Wisconsin, and Counsel for the Citizens Study Committee on Judicial Organization. From 1989 to 1999 he was a director of Cade Industries, Inc., and from 1994 to 2005 he was a director of Able Distributing Co., Inc.
     “Conrad Goodkind’s expertise in securities and corporate law has been vital to our success in a variety of areas including Brady’s capital formation transactions. His familiarity with Brady businesses and understanding of Brady’s growth strategies make him a particularly valuable addition to the Brady board of directors,” said Robert Buchanan, chair of Brady’s corporate governance committee.
     “Conrad Goodkind’s work for Brady as secretary to the Board has consistently demonstrated thoroughness as well as thoughtfulness, and always provided a well balanced perspective. I’m very happy that he will now be bringing his considerable skills to us as a full member of our Board,” said Frank M. Jaehnert, Brady president and CEO.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 9,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2006 sales were approximately $1.018 billion.
     More information is available on the Internet at www.bradycorp.com.
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